Exhibit 99.2

November 15, 2004

FOR IMMEDIATE RELEASE

WRIGLEY TO ADD LIFE SAVERS® AND ALTOIDS® TO ITS CONFECTIONERY PORTFOLIO

Chicago, IL – The Wm. Wrigley Jr. Company (NYSE: WWY) announced today that it has entered into an agreement to purchase certain confectionery assets of Kraft Foods for $1.48 billion.  The transaction includes ownership of well-known, iconic brand franchises – such as Life Savers, Creme Savers®, and Altoids – as well as a number of high-quality local or regional brands and production facilities in the United States and Europe.

A Perfect Match

“There are only a handful of confectionery brands around the world that have the combination of heritage and vitality that can match up with Wrigley brands,” commented Bill Wrigley, Jr., Chairman, President & CEO. “Altoids and Life Savers are two such brands.  We are extremely pleased to add them to our fast-growing and dynamic portfolio of leading confections and are committed to leveraging their equity to create significant value for our business and our shareholders.  With our confectionery focus and expertise, we look for these brands to flourish under the Wrigley umbrella and anticipate being able to take full advantage of their marketplace potential.”

Peter Hempstead, Senior Vice President – Worldwide Strategy & New Business, added, “The addition of these high-quality brands will align perfectly with our key strategic business choices.  Specifically, this acquisition will:

-	provide additional diversification in key categories of mints and hard and chewy candy, expanding the portfolio we offer to our customers and consumers worldwide;

-	strengthen the Company’s overall position in the world’s largest confectionery market;

-	add scale and brand depth to an already robust innovation pipeline; and

-	increase efficiency across our confectionery supply chain.”

Transaction Details

As noted, the purchase price will be $1.48 billion, offset in part by approximately $300 million in cash tax benefits associated with amortization of intangible assets.  The net acquisition cost of $1.18 billion represents 2.4 times estimated 2004 sales.  In order to complete this all cash transaction, the Wrigley Company has received a commitment for a credit facility of $1.5 billion that, even when fully utilized, will leave the Company with a modest debt-to-market capitalization ratio.  This transaction, including one-time costs, is expected to be slightly dilutive to earnings in the first full year of combined operations and accretive thereafter.

(continued)

WRIGLEY EXPANDS PORTFOLIO

Key brands involved in the transaction, including where and in what format they are sold, are detailed below:

BRANDS	PRIMARY GEOGRAPHIES	PRODUCT FORMATS

Life Savers	North America	Hard and gummi candies, lollipops
Creme Savers	North America	Hard and soft candies
Altoids	North America	Mints, sours, gum
Other (including Sugus® and Trolli®)	North America, Portugal, Romania, Spain, Indonesia, Thailand	Fruit chews, gummi candies, pastilles, mints

Noted Ron Waters, Chief Operating Officer, “We see the addition of these strong brands and confectionery expertise as a great strategic fit that will complement and enhance the already excellent organic growth of current Wrigley products.  This is the next step in more fully leveraging our robust sales, marketing and innovation infrastructure to become a broader-based confectionery company and to weave our brands even deeper into the fabric of everyday life around the world.”

The proposed acquisition is subject to customary closing conditions, including certain regulatory clearances.  The Wrigley Company will make all appropriate filings with the relevant U.S. and overseas authorities in the coming weeks; and subject to receiving those clearances, the transaction is expected to be completed by mid-2005.

The Wrigley Company is a recognized leader in the confectionery field and the world’s largest manufacturer and marketer of gum, with global sales of over $3 billion.  The Company markets its world-famous brands in over 180 countries.  Those brands, a couple of which have been around for over 100 years, include Doublemint ®, Wrigley’s Spearmint ®, Big Red ®, Juicy Fruit ®, Winterfresh ®, Extra ®, Freedent ®, Hubba Bubba ®, Orbit ®, Excel ®, Eclipse ®, Airwaves ®, Alpine ®, Cool Air ®, and P.K. ®

FROM:	WM. WRIGLEY JR. COMPANY

Christopher Perille, Senior Director – Corporate Communications Phone: (312) 645-4077

Kelly McGrail, Director – Corporate Communications Phone: (312) 645-4754

This release contains statements that are forward-looking.  These statements are made based upon current expectations which are subject to risk and uncertainty, and a variety of factors could cause actual results to differ materially from the anticipated results or expectations expressed.  To the extent that statements contained in this press release may be considered forward-looking statements, the following will be deemed to be the meaningful cautionary disclosure regarding such statements.  Factors which could cause results to differ materially include, but are not limited to: changes in the confectionery, gums and mints, and grocery business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations including taxes; market demand for new and existing products; changes in raw material and other costs; lack of ability to implement improvements and to reduce costs associated with distribution operations; pension cost factors, such as actuarial assumptions and employee retirement decisions; and lack of ability to sell certain assets at targeted values. Additional important factors that could affect these outcomes are set forth in Exhibit 99 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.